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News from Georgia-Pacific

Release No. C-1639 Nov. 24, 2000

GEORGIA-PACIFIC COMPLETES EXCHANGE OFFER
FOR FORT JAMES, REACHES 96.6 PERCENT OF SHARES OUTSTANDING

          ATLANTA -- Georgia-Pacific Corp. (NYSE: GP) today announced that it has completed its exchange offer for all outstanding shares of Fort James Corp. (NYSE: FJ).

          As scheduled, the exchange offer expired at 6 p.m. Wednesday, Nov. 22, 2000. The exchange agent for the offer has advised Georgia-Pacific that 182,938,391.4 shares of Fort James common stock were tendered and not withdrawn. In addition, 14,921,756 shares were guaranteed for delivery. Combined, this represents approximately 96.6 percent of the total number of Fort James shares outstanding.

          Georgia-Pacific expects to complete the acquisition of the remaining Fort James shares through a short-form merger under Virginia law early next week. Following the merger, Georgia-Pacific will be the world's largest tissue maker.

          Payment for shares purchased in the exchange offer will commence Tuesday, Nov. 28. Shareholders who did not tender their shares will be notified of steps to be taken for tendering their shares and receiving payment.

          Headquartered at Atlanta, Georgia-Pacific (www.gp.com) is one of the world's leading manufacturers and distributors of paper and building products. Its familiar consumer brands include Angel Soft, Sparkle, Coronet and MD tissue products and Pacific Garden antibacterial hand soap. The company also sells tissue products for the away-from-home market. Georgia-Pacific's building products distribution segment has long been among the nation's leading wholesale suppliers of building products to professional builders and contractors, hardware stores and large do-it-yourself warehouse retailers. In addition, Georgia-Pacific is the nation's largest producer of structural wood panels and second largest producer of lumber and gypsum wallboard. With 1999 sales of $17.8 billion, the company employs approximately 55,000 people at 500 locations in North America.

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          Fort James (www.fortjames.com) is a leading international consumer products company, serving consumers both at home and away-from-home with bathroom and facial tissue, paper towels, napkins, cotton pads, cups, plates, cutlery and food wrap products. The company's popular brands include Quilted Northern, Soft 'N Gentle, Brawny, Mardi Gras, So-Dri, Vanity Fair and Dixie in North America, and Lotus, Okay, Embo, Colhogar, Tenderly, KittenSoft, Delica and Demak'Up in Europe. With 1999 sales of $6.8 billion, the company has approximately 50 manufacturing facilities principally located in the U.S., Canada and Europe.

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Media Contacts:	Ken Haldin / Georgia-Pacific (404) 652-6098 Mark Lindley / Fort James (847) 317-5280
Analyst Contacts:	Richard Good / Georgia-Pacific (404) 652-4720 Celeste Gunter / Fort James (804) 662-8307